Exhibit 99.1

News
From The Northeast Utilities System

Contact:       Jeffrey R. Kotkin
               (860) 665-5154

NU ANNOUNCES YEAR-END 2002 RESULTS

     HARTFORD, Connecticut, January 28, 2003 - Northeast Utilities (NU-NYSE) today reported 2002 earnings of $152.1 million, or $1.18 per share on a fully diluted basis, compared with earnings of $243.5 million, or $1.79 per share, in 2001.

     In the fourth quarter of 2002, NU earned $56.0 million, or $0.44 per share on a fully diluted basis, compared with earnings of $50.0 million, or $0.38 per share, in the fourth quarter of 2001.

     Results from both years include a number of significant items. In the fourth quarter of 2002, NU recorded an after-tax gain of $10.0 million, or $0.08 per share, associated with the sale of 88.2 percent of the Seabrook nuclear station to a subsidiary of FPL Group. Earlier in 2002, NU recorded gains of $14.5 million, or $0.11 per share, primarily due to the elimination of reserves associated with the NU System's ownership share of certain Seabrook station assets. In 2002, NU also recorded after-tax investment write-downs of $11.0 million, or $0.09 per share. Absent those items, NU earned $138.6 million, or $1.08 per share on a fully diluted basis, in 2002.

     In 2001, NU recorded net gains of $115.6 million, or $0.85 per share, associated with the sale of the Millstone nuclear units and losses of $57.8 million, or $0.43 per share, associated with share repurchases and the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Absent those items, NU earned $185.7 million, or $1.37 per share on a fully diluted basis, in 2001. The following table reconciles 2002 and 2001 earnings on a reported and adjusted basis.

                                               Fourth     Full Year
                                               Quarter

     2001           Reported EPS                $0.38      $1.79
 Significant items   Forward Share Repurchase    ---       $0.26
                     Millstone Sale             $0.06     ($0.85)
                     Adoption of SFAS 133        ---       $0.17
     2001           Adjusted EPS                $0.44      $1.37
                     Regulated Results         ($0.05)     $0.03
                     Competitive Energy        ($0.16)    ($0.45)
                      Businesses
                     Lower 2002 Share Count     $0.01      $0.06
                     Eliminations and Other     $0.13      $0.07
     2002           Adjusted EPS                $0.37      $1.08
 Significant items    Investment Write-Downs   ($0.01)    ($0.09)
                      Seabrook Items            $0.08      $0.19
     2002           Reported EPS                $0.44      $1.18


     Michael G. Morris, NU chairman, president and chief executive officer, attributed the weaker performance to NU's competitive energy businesses, which together lost $54.1 million in 2002, compared with a profit of $5 million in 2001. Those results were in line with NU's projections of October 2002. NU's competitive energy businesses lost $15.7 million in the fourth quarter of 2002, compared with a profit of $5.3 million in the fourth quarter of 2001. Morris attributed the weaker performance in 2002 to difficult market conditions, natural gas trading losses, and some unfavorable natural gas and electric supply contracts. Morris said NU continues to forecast a significant recovery of those businesses in 2003, projecting earnings in that segment of between $0.15 per share and $0.25 per share.

     Morris said NU's regulated businesses performed well in 2002. Earnings after payment of preferred dividends totaled $80.1 million at The Connecticut Light and Power Company (CL&P), compared with $104.2 million in 2001. The decline was primarily due to gains in 2001 related to the Millstone sale. Combined earnings at Public Service Company of New Hampshire and North Atlantic Energy Corporation totaled $89.2 million in 2002, including Seabrook-related gains, compared with $84.7 million in 2001. Earnings at Western Massachusetts Electric Company totaled $37.7 million in 2002, compared with $14.6 million in 2001. Morris said the improvement at WMECO was primarily due to the recognition of $13 million of investment tax credits in the second quarter of 2002.

     Earnings at Yankee Energy System, Inc., parent of Connecticut's largest natural gas distribution company, fell to $15.9 million in 2002 from $25.8 million in 2001, primarily because of the recognition of a property tax settlement in the third quarter of 2001. Yankee also felt the effects in 2002 of an extremely mild first quarter. For the year, firm sales fell
4.3 percent in 2002, compared with 2001.

     On the electric side, a hot summer made up for weak demand in the first quarter. Regulated retail sales rose 1.3 percent on the NU System in 2002, compared with 2001, with residential sales up 4.5 percent, commercial sales up 2.6 percent, and industrial sales down 7.7 percent.

     Morris said regulated company earnings are expected to decline to between $1.05 per share and $1.15 per share in 2003, mostly due to the following:

     - Eliminating of operating earnings related to Seabrook nuclear station;
     -    Lower investment tax credits; and
     - Sharply lower projected pension income at NU's regulated businesses due to declining market returns. Approximately 30 percent of pension income is capitalized on the NU System as a reduction to the cost of capital additions, with the remaining 70 percent being recognized in the income statement as reductions to operation expense. In 2002, NU recorded approximately $74 million of pre-tax pension income, including the 30 percent that is capitalized, compared with expected income of $34 million in 2003.

     Overall, NU continues to project 2003 earnings of between $1.10 per share and $1.30 per share.

     Morris said NU passed several significant milestones in 2002. NU completed the divestiture of its remaining operating nuclear plants with the sale of Seabrook and Vermont Yankee. The year also marked continued strengthening of NU's balance sheet. As of the end of 2002, NU's total debt levels had fallen to approximately $2.4 billion, only about half of the company's debt, capitalized lease, and preferred security levels of five years earlier. With common equity of more than $2.2 billion and preferred equity of $116 million, NU's financial position will comfortably sustain anticipated growth in its businesses, Morris said.

     "We need to make significant investments to improve service reliability and energy choices in our three-state regulated service territory," Morris said. "We look forward to expanding and improving our energy delivery system in 2003."

     Morris said NU will continue to weigh other investment opportunities against share repurchases. NU repurchased more than 3.6 million common shares in 2002 following the repurchase of more than 14 million shares in 2001. NU currently has approximately 127 million shares outstanding and has board authorization to continue the repurchase of up to approximately 7 million of those shares.

     Northeast Utilities is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides Energy for a Changing World, with a full range of products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy commodities, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.

     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.

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Note:  NU will webcast an investor call this morning at 11:30
a.m. Eastern Daylight Time. The call can be accessed through NU's website at www.nu.com.